DEEAS RESOURCES INC.
6348 – 49th Avenue
Ladner, BC V4K 5A1

November 9, 2007

Jupili Investment S.A.
Urbanizacion Marbella
53rd E Street, MMG Tower, 16th Floor
Panama City, Republic of Panama

Global Trek Xploration
1214 - 117 West 9th Street
Los Angeles, CA 90015
Attention: Mr. Patrick Bertagna
Chief Executive Officer

RE:	Proposal for Global Trek Xploration

This binding letter agreement (the “Agreement”) outlines the material terms upon which Deeas Resources Inc. (“Deeas”) seeks to enter into a reverse takeover with Global Trek Xploration (“GTX”), whereby the parties would effect one of the following two corporate structures depending upon the advice of their respective counsel after considering applicable tax and securities laws:

(1)	carry out a merger (the “Merger”) of GTX with and into Deeas, with Deeas carrying on as the surviving corporation under the name Global Trek Xploration (the “Surviving Corporation”); or

(2)	carry out a share exchange whereby all of the current shareholders of GTX would exchange their shares of GTX for shares of Deeas (the “Share Exchange”).

The exchange ratio of the shares will be in accordance with the capital structure as set out in section 1 below.

In respect of the Merger, the parties contemplate that each issued and outstanding share of Deeas’ capital stock will continue to be issued and outstanding and will be converted into one share of validly issued, fully paid, and non-assessable capital stock of the Surviving Corporation and each stock certificate of Deeas evidencing ownership of any such shares will continue to evidence ownership of such shares of capital stock of the Surviving Corporation. Each issued and outstanding share of GTX’s capital stock will automatically be cancelled, extinguished and converted, without any action on the part of the holder thereof, into the right to receive the applicable number of shares of validly issued, fully paid, and non-assessable capital stock of the Surviving Corporation at the effective time and such GTX shares, when so converted, will no longer be outstanding and will automatically be cancelled, and each holder of a certificate representing any such shares will cease to have any rights with respect thereto, except the right to receive the applicable number of Surviving Corporation shares paid in consideration therefor upon the surrender of such certificate.

The terms in this Agreement are not comprehensive and are based on discussions among the parties during the past several months to the date hereof. The parties acknowledge that additional terms will be incorporated into a formal Agreement and Plan of Merger or Share Exchange Agreement, depending upon which transaction is agreed upon (the “Formal Agreement”). Such terms will include standard representations, warranties, covenants and conditions that are typical in such transactions.

Our proposed commercial terms for the transaction are as follows:

1.	Capital Structure of Deeas Pre and Post Closing

The current capital structure of Deeas is as follows:

Authorised shares: 100,000,000
Issued and outstanding shares: 2,176,000
Restricted shares: 1,500,000
Registered shares: 676,000

Following the Closing Date (as defined below), including a stock split of 20.71 for 1, and the cancellation of 31,065,000 restricted shares held by the sole director and officer of Deeas, the capital structure of Deeas will be:

Authorised shares: 2,071,000,000
Shares held by former shareholders of GTX: 18,000,000
Registered shares: 13,999,960
Shares issued in PIPE: 2,666,666
Shares issued in Bridge Financing (Principal Amount only):
1,333,333 Issued and outstanding shares: 35,999,959

The parties acknowledge that Deeas will adopt a stock option plan at or following the Closing which will authorize the issuance of up to 7,000,000 shares.

Except for minor banking expenses not to exceed $100.00, the parties acknowledge that Deeas will not have any liabilities, whether contingent or otherwise, as of the Closing.

The parties will negotiate in good faith to authorize the issuance of a super-voting preferred security to management, or give a proxy to the management for the shares underlying warrants issued in connection with the PIPE.

2.	Securities Laws

The parties hereto agree that the Merger or Share Exchange can only occur in compliance with an available exemption from the Securities Act of 1933 (the “1933 Act”), the Securities Act (British Columbia) and applicable blue sky laws. Each shareholder of GTX will provide a duly completed US Questionnaire at the Closing in order to establish a suitable exemption from the 1933 Act.

GTX acknowledges that the shares in the capital of Deeas issuable to the current shareholders of GTX at Closing will not be registered under the 1933 Act, or under any state securities or “blue sky” laws of any state of the United States, and, unless so registered, may not be offered or sold in the United States or to U.S. Persons (as that term is defined in Regulation S under the 1933 Act), except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the 1933 Act. All such shares will be legended.

3.	Financing

Jupili Investment S.A. (“Jupili”) will arrange for third party investors to subscribe for a private placement of $2,000,000 (the “PIPE”), consisting of 2,666,666 post stock split units (each, a “Unit”) at a price of $0.75 per Unit, each Unit consisting of one share of common stock (each, a “Share”) and one stock purchase warrant (each, a “Warrant”) on or before February 25, 2008. Each Warrant will be exercisable into an additional Share (each, a “Warrant Share”) at an exercise price of $1.25 per share in cash. 1,000,000 such Warrants shall be exercisable for a period of twelve (12) months from the date of issue; the remainder shall be exercisable for a period of eighteen (18) months from the date of issue. The Bridge Financing (as defined below) will be converted into 1,333,333 Units. Gross proceeds from the sale of the Units (including the Bridge Financing) and the exercise of the Warrants in cash will be $8,000,000.

GTX will pay Jupili a success fee of 2% of the aggregate amount of the PIPE and the Bridge Financing.

GTX shall have the option to raise an additional $2,000,000 from third parties at a price not less than the price of the PIPE.

Jupili guarantees that no less than 1,000,000 Warrants will be exercised in cash within six months of the Closing, provided that, if the Registration Statement is not filed in accordance with the terms below, the exercise period will be extended so that Jupili guarantees that no less than 1,000,000 Warrants will be exercised in cash within ten months of the Closing. If the Warrants are not exercised at the end of such six month period (or ten months, if extended as required), the Company shall have the right to compel Jupili to purchase 1,000,000 shares of common stock at $1.25 per share.

GTX will use commercially reasonable efforts to register the Shares and the Warrant Shares (collectively, the “Securities”) under a registration statement filed with the SEC (the “Registration Statement”) as soon as practicable after Closing. If GTX fails to file the Registration Statement to register the Securities for resale within forty five (45) days after the filing of the Form 8-K to announce the closing of the Merger or Share Exchange, as applicable (or if GTX receives comments from the SEC on the Form 8-K, within 30 days of clearing such comments with the SEC), GTX shall pay a liquidated damage equal to 5% of the PIPE, payable in Units on the same terms as the PIPE, and will register the additional Units in the Registration Statement. If the Closing occurs prior to February 15, 2008, GTX shall have until April 15, 2008 to file the Registration Statement.

In order to assist with the prompt development of the business prior to Closing, Jupili will provide a bridge financing (“Bridge Financing”) to lend GTX $1,000,000 pursuant to a convertible loan (the “Loan”). Within three (3) days after the later to occur of (the “Funding Date”) (i) the execution of this Agreement, (ii) execution of suitable loan documents (the “Bridge Documents”), (iii) the delivery of the Shareholder Approval, and (iv) delivery of the Diligence Approval, Jupili will deliver $500,000 to GTX in accordance with the provisions of the Bridge Documents and an additional $500,000 on or before December 10, 2007, in accordance with the provisions of the Bridge Documents. Upon the Closing, the $1,000,000, plus accrued interest, shall be converted into Units on the same terms and conditions as the PIPE. In the event that neither Jupili nor Deeas has breached any of the terms of this Agreement, the Bridge Documents, or any other documents relating to the transactions contemplated herein, then GTX shall pay a liquidated damage equal to 5% of the outstanding Loan if the Closing has not occurred within one hundred twenty (120) days of the Funding Date, and an additional 10% of the outstanding Loan if the Closing has not occurred within one hundred forty (140) days of the Funding Date.

4.	Management

On Closing, Deeas will take all necessary steps to ensure that its board of directors is comprised of five members, consisting of the following:

Four members as nominated by GTX, two of which will not be employed by the Company, nor hold over 5% of the issued and outstanding shares of common stock; and

A director as determined by Jupili, who shall be nominated to serve such position for a period of three years following the Closing.

On Closing, Deeas will take all necessary steps to ensure that its executive officers are duly appointed in accordance with Nevada law.

Such persons will enter into employment agreements which will include a provision that such management personnel are appointed for a maximum three year term.

5.	Corporate Governance

If the parties hereto elect to proceed by way of the Merger, at GTX’s option, Deeas will adopt the current bylaws of GTX for the Surviving Corporation. If the parties elect to proceed by way of a Share Exchange, at GTX’s option, Deeas will amend its bylaws prior to Closing to a form approved by GTX.

6.	Investor Relations

At Closing, Deeas shall retain the services of an investor relations consultant determined by Jupili on the following terms:

Term of agreement:	One year

Monthly fees:	$2,500.00

Warrants:

400,000 warrants, with 50,000 warrants vesting every three month period, the first 200,000 of which shall have an exercise price of $0.75/share, and the remaining 200,000 of which shall have an exercise price of $1.25/share, and expiring on February 7, 2010.

Registration Rights:	The shares underlying the warrants shall be registered in the Registration Statement

Jupili shall be responsible, at its own expense, for all other market related investor relations activity.

7.	Approvals

Within ten (10) days of the date hereof, GTX will provide minutes of a shareholders’ meeting or shareholders’ consent resolutions (“Shareholder Approval”) evidencing shareholder approval of the Merger or Share Exchange, as applicable, all in accordance with the laws of the State of California. If the parties seek to proceed by Share Exchange, GTX will provide Shareholder Approval from all shareholders of the company, in addition to approval from holders of all securities exercisable or convertible into shares of GTX. If the parties seek to proceed by Merger, GTX will provide Shareholder Approval from shareholders holding at least a majority of the outstanding shares of GTX entitled to vote thereon.

Within five (5) business days of the date hereof, GTX will conduct and complete its due diligence of Deeas, and if satisfied, will deliver a notice approving its review (the "Diligence Approval").

8.	Closing

Closing of the transactions contemplated herein (the “Closing”) will occur on or before February 25, 2008, or on such other date as the parties may agree to in writing (the “Closing Date”), to be held at such place and time as the parties may agree.

9.	Binding Agreement

Upon acceptance of the terms of this Agreement by all of the parties hereto, this Agreement shall be deemed to constitute and shall be a legally valid and binding agreement.

10.	Termination

In the event the Closing has not occurred by March 2, 2008, Deeas may elect to terminate this Agreement and all obligations of the parties hereunder shall cease, provided that neither Jupili nor Deeas is in material breach of this Agreement or the Bridge Documents. In the event that (i) either Jupili or Deeas is in material breach under the Bridge Documents or this Agreement, or (ii) that the Closing does not occur within 45 days after delivery by GTX of the audited financial statements of GTX of the fiscal years ended December 31, 2006 and 2005 and the unaudited but auditor reviewed interim statements for the nine months ended September 30, 2007, then GTX may elect to terminate this Agreement and all obligations of the parties hereunder shall cease, other than its obligations under the Bridge Documents.

11.	Counterparts and Electronic Means

This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument. Delivery by either party of an executed copy of this Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery to the other party of this Agreement as of the date of successful transmission to the other party.

12.	Proper Law

This Agreement will be exclusively governed by and construed in accordance with the law of the Province of British Columbia and the parties hereby attorn to the exclusive jurisdiction of the Courts of competent jurisdiction of the Province of British Columbia in any proceeding hereunder.

13.	Confidentiality

All negotiations regarding the matters contemplated herein and in regards to the Merger or Share Exchange, as applicable, will be confidential and will not be disclosed to anyone other than respective advisors and internal staff of the parties and necessary third parties, such as lenders approached for financing. No press or other publicity release will be issued to the general public concerning the proposed transaction without mutual consent unless required by law, and then only upon prior written notice to the other party. The parties hereto acknowledge that the terms of this Agreement and the Formal Agreement will be publicly filed with the Securities Exchange Commission on a current report or Form 8-K within four (4) business days of the execution date hereof.

14.	Best Efforts

In order to facilitate the Merger or Share Exchange, the parties hereto agree that each will use their best efforts to complete the transaction in compliance with all necessary legal and regulatory requirements and be as cost effective as possible, and negotiate in good faith to enter into definitive agreements with customary terms and conditions to reflect the transactions contemplated by this Agreement.

15.	Entire Agreement

This Agreement and the exhibits attached hereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto. Any preceding correspondence or offers are expressly superseded and terminated by this Agreement.

Yours truly,

DEEAS RESOURCES INC.

Per:	/s/ Jeff Sharpe
Name:	Jeff Sharpe
Title:	President

If you are agreeable to the foregoing terms, please sign and return a duplicate copy of this binding Agreement at your earliest convenience.

GLOBAL TREK XPLORATION

Per:	/s/ Patrick Bertagna
Name:	Patrick Bertagna,
Title:	Chief Executive Officer

JUPILI INVESTMENT S.A.

Per:	/s/ Jose E. Silva /s/ Dianeth de Ospino
Name:
Title: